Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800-618-BANK

www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

June 30, 2014

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Commencement of $6.2 Million Rights Offering

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it has commenced its previously disclosed rights offering.  On or about July 7, 2014, the Company will distribute to holders of its common stock 1 right for each share of common stock owned as of June 26, 2014.  Each subscription right will entitle its holder to purchase 0.10 shares of common stock of the Company at a subscription price of $8.30 per share.

The Company will not issue fractional shares upon exercise of the subscription rights. Instead, the Company will round down any such fractional shares to the nearest whole share. The rights offering will expire at 5:00 p.m., Eastern Time, on August 8, 2014 if not extended by the Company in its sole discretion.  However, in no event will the offering period be extended beyond August 22, 2014.

To the extent that the entire $6.2 million of common shares is not purchased by the Company's shareholders in the rights offering, the Company reserves the right to direct those remaining shares to existing shareholders who fully subscribe or to investors who are not currently shareholders of the Company, although we do not have any agreement with any such investors to buy shares of common stock.

Assuming the rights offering is fully subscribed, the Company estimates that it will receive net proceeds of approximately $6.2 million. The Company intends to use the proceeds for general corporate purposes, which may include, among other things, funding our expansion plans, working capital and pursuing strategic opportunities which may be presented to us from time to time.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the common stock will only be made by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $961 million in assets and $768 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com , or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.